EXHIBIT 12

                         U S WEST COMMUNICATIONS, Inc.
                         RATIO OF EARNINGS TO FIXED CHARGES

                                              Quarter       Quarter
                                               Ended         Ended
(Dollars in millions)                         12/31/93      12/31/92
                                             -----------   -----------
Income before income taxes and
  extraordinary items                             $414.5        $344.9
Interest expense                                    87.7          97.9
Interest factor on rentals (1/3)                    19.0          17.2
                                             -----------   -----------
Earnings (loss)                                   $521.2        $460.0
                                             -----------   -----------
Interest expense                                   $87.7         $97.9
Interest factor on rentals (1/3)                    19.0          17.2
                                             -----------   -----------
Fixed charges                                     $106.7        $115.1
                                             -----------   -----------
Ratio of earnings (loss) to fixed charges           4.88          4.00
                                             -----------   -----------


                                                Year          Year
                                               Ended         Ended
(Dollars in millions)                         12/31/93      12/31/92
                                             -----------   -----------
Income before income taxes, extraordinary
  items and cumulative effect of change in
  accounting principles                           $686.8      $1,385.0
Interest expense                                   373.8         401.5
Interest factor on rentals (1/3)                    67.3          64.6
                                             -----------   -----------
Earnings                                        $1,127.9      $1,851.1
                                             -----------   -----------
Interest expense                                  $373.8        $401.5
Interest factor on rentals (1/3)                    67.3          64.6
                                             -----------   -----------
Fixed charges                                     $441.1        $466.1
                                             -----------   -----------
Ratio of earnings to fixed charges                  2.56          3.97
                                             -----------   -----------

The year ended 1993 ratio is based on income before extraordinary charges associated with the decision to discontinue accounting for the operations of the Company in accordance with SFAS No. 71 of $3,040.9 and the early extinguishment of debt of $77.2. The year ended 1993 ratio includes a one-time restructuring charge of $880.0. Excluding the restructuring charge the ratio of earnings to fixed charges would have been 4.55.

The year ended 1992 ratio is based on income before the cummulative effect of change in accounting principles which reduced net income by $1,724.4.